Exhibit 10.1

EXECUTION VERSION

MICRONETICS, INC.

26 HAMPSHIRE DRIVE

HUDSON, NH 03051

June 8, 2012

Carl Lueders

c/o Micronetics, Inc.

26 Hampshire Drive

Hudson, NH 03051

Re:	RETENTION BONUS

Dear Mr. Lueders:

As you know Micronetics, Inc. (the “Company”) has entered into an Agreement and Plan of Merger among Mercury Computer Systems, Inc., a Massachusetts corporation (“Parent”), Wildcat Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company dated June 8, 2012 pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). In order to enlist your continued services to help ensure a smooth transition through the Transaction, the Company would like to offer you the opportunity to earn a retention bonus under certain circumstances as set forth in this letter (this “Agreement”):

(a) Retention Bonus. Subject to the conditions set forth below, you will be eligible to receive a cash bonus in an amount equal to 100% of your then-current annual base salary (the “Retention Bonus”) on the earliest of (i) March 7, 2013, (ii) the date on which your employment with the Company is terminated either by the Company without “Cause” or by you for “Good Reason” (each as defined in that certain Severance Agreement (the “Severance Agreement”) between you and the Company, dated August 29, 2011), or (iii) the date of the closing of the Transaction (the “Payment Date”). The Retention Bonus shall be paid with the Company’s regularly scheduled payroll following the Payment Date.

(b) Extension of Benefits. To the extent you become entitled to payments and benefits under the Severance Agreement, the benefits provided in Section 1(d) of the Severance Agreement (payment of or reimbursement of COBRA premiums) shall be extended up to the 18-month anniversary of your Date of Termination (as defined in the Severance Agreement), subject to the limitation that if you become eligible for another employer’s group health plan the Company’s obligations under Section 1(d) of the Severance Agreement, as modified by this Agreement will terminate.

(c) Forfeiture. In the event that your employment with the Company is terminated either by the Company for Cause or by you other than for Good Reason, prior to the Payment Date you shall forfeit all right, title and interest in and to the Retention Bonus.

(d) Conditions. The Company’s obligation to pay you the Retention Bonus is subject to your continued performance in good-faith of all of your duties and responsibilities as an employee of the Company and any other duties and responsibilities reasonably requested by the Company in connection with the contemplated Transaction.

(e) No Right to Continued Employment. Nothing contained in this Agreement conveys upon you the right to continue to be employed by the Company or any successor thereto, constitutes a contract or agreement of employment or restricts the Company’s or any successor’s right to terminate your employment at any time, with or without Cause.

(f) Withholding. All amounts payable will be less any legally required or voluntarily elected withholdings.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, beneficiaries, heirs, and representatives, as applicable. You may not assign your rights under this Agreement (except by will or the laws of descent and distribution).

(h) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to David Robbins. Please retain one fully-executed original for your files.

Sincerely,

Micronetics, Inc.,
a Delaware corporation

By:	/s/ David Robbins
Name: David Robbins
Title: Chief Executive Officer

Accepted and Agreed, this 8th day of June, 2012.

By:	/s/ Carl Lueders
Carl Lueders

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